Exhibit 99.1

Unify Announces First Quarter 2007 Financial Results

Unify Corp. (OTCBB:UNFY), a leading provider of business automation solutions, today announced financial results for the first quarter ended July 31, 2006.

First quarter 2007 total revenue was $2.1 million, compared to $2.7 million in the first quarter of 2006. Net loss for the first quarter was $754,000 or $0.03 loss per share, compared to a net loss of $113,000, or $0.00 loss per share in the comparable period last year. The Company ended the first quarter of fiscal 2007 with cash and cash equivalents of $2.3 million, compared to $1.9 million at April 30, 2006.

“Our first quarter product revenues are typically lower due to summer seasonality, but on a year over year basis were exacerbated by uncertainty about our pending merger with HALO Technology Holdings and a couple of large deals that slipped into future quarters,” said Todd Wille, CEO of Unify. “On the positive side, NavRisk first quarter bookings were approximately $400,000 and we gained a handful of net new Unify NXJ Composer customers demonstrating a steady ramping of the market opportunity for migrating Lotus Notes applications to J2EE.”

Wille added, “Our objectives for fiscal 2007 are focused on completing the acquisition and integration with GUPTA, the delivery of new releases of Unify NXJ and GUPTA’s Team Developer and SQLBase products, and the leverage of the combined company’s products to a much broader customer base.”

“We’ll continue to manage our business for optimum results, blending revenue growth with profitability and strong cash flow, as we solidify our core business and plan for future product investments and potential acquisitions,” Wille concluded.

As announced in a separate press release by Unify today, the Company plans to acquire GUPTA Technologies LLC, an enterprise software development and embedded database solutions company that complements Unify with synergistic product lines, a global customer base and a comparable operating model. As part of this transaction, Unify’s Insurance Risk Management Division will be acquired by HALO. The acquisition, expected to close in the fourth quarter of 2006, will provide Unify with an expanded business platform for growth, operations and future acquisitions.

Conference Call

Unify will hold a conference call to discuss the acquisition and first quarter financial results on Monday, Sept. 18, 2006 at 1:30 Pacific Time. Listeners may dial 888-371-9318 and enter conference ID # 7858554. A replay of the conference call will be available until Oct. 2, 2006 by dialing 877-519-4471 and entering the passcode 6080028. The conference call will also be Webcast. Visitors can login at www.unify.com.

About Unify Corporation

Unify provides business automation solutions including specialty insurance risk management applications. Unify’s solutions deliver a broad set of capabilities for automating business processes, integrating existing information systems and delivering collaborative information. Through its industry expertise and market leading technologies, Unify helps organizations drive business optimization, apply governance and increase customer service. Unify is headquartered in Sacramento, Calif., with offices in London and Paris, and a worldwide network of global distributors. Contact Unify at 916-928-6400 or visit www.unify.com.

Legal Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in Section 21E of the Securities Exchange Act of 1934 as amended. Forward looking statements are denoted by words such as “anticipates”, “expects” , “intends”, “plans”, “believes”, “seeks”, “estimates”, and other variations of such words and similar expressions are intended to identify such forward-looking statements. These forward looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the Company’s forward looking statements. Such risks and uncertainties include, but are not limited to general economic conditions in the insurance industry, computer and software industries, domestically and worldwide, the Company’s ability to keep up with technological innovations in relation to its competitors, product defects or delays, developments in the Company’s relationships with its customers, distributors and suppliers, changes in pricing policies of the Company or its competitors, the Company’s ability to attract and retain employees in key positions and the risks and uncertainties associated with the acquisition of a significant business unit. In addition, Unify’s forward looking statements should be considered in the context of other risks and uncertainties discussed in the Company’s SEC filings available for viewing on its web site at “Investor Relations,” “SEC filings” or from the SEC at www.sec.gov.

UNIFY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands)

	July 31, 2006	April 30, 2006

	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,300	$1,881
Accounts receivable, net	1,424	3,473
Prepaid expenses and other current assets	451	499
Contracts in progress	136	200

Total current assets	4,311	6,053
Property and equipment, net	257	267
Other investments	214	214
Goodwill and intangible assets, net	1,587	1,617
Other assets, net	216	200

Total assets	$6,585	$8,351

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$257	$379
Current portion of long-term debt	16	33
Other accrued liabilities	831	791
Accrued compensation and related expenses	542	878
Deferred revenue	2,683	3,296

Total current liabilities	4,329	5,377
Other long term liabilities	738	739
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock	30	29
Additional paid-in capital	63,969	63,937
Accumulated other comprehensive income	23	19
Accumulated deficit	(62,504)	(61,750)

Total stockholders’ equity	1,518	2,235

Total liabilities and stockholders’ equity	$6,585	$8,351

UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (in thousands, except per share data)

	Three Months Ended July 31,

	2006	2005

Revenues:
Software Licenses	$615	$1,169
Services	1,481	1,557

Total revenues	2,096	2,726

Cost of Revenues:
Software licenses	37	139
Services	503	327

Total cost of revenues	540	466

Gross profit	1,556	2,260

Operating Expense:
Product development	682	701
Selling, general and administrative	1,650	1,666

Total operating expenses	2,332	2,367

Loss from operations	(776)	(107)
Other income, net	22	(6)

Loss before income taxes	(754)	(113)
Provision for income taxes	—	—

Net loss	$(754)	$(113)

Net loss per share:
Basic	$(0.03)	$(0.00)
Diluted	$(0.03)	$(0.00)
Shares used in computing net loss per share:
Basic	29,524	28,620
Diluted	29,524	28,620

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